UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Douglas Drive Sanford, North Carolina	27330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2009, The Pantry, Inc. (the “Company”) announced that that Chairman and Chief Executive Officer, Peter J. Sodini, is retiring at the expiration of his current contract on September 30, 2009. In connection with his resignation, Mr. Sodini and the Company entered into a separation agreement (the “Separation Agreement”), a copy of which is attached hereto as Exhibit 10.1. A copy of the press release announcing Mr. Sodini’s resignation is attached hereto as Exhibit 99.1.

In addition, on April 23, 2009, the Company announced the promotion of Frank G. Paci, age 51, to Executive Vice President of Business Operations. Mr. Paci has served as the Company’s Sr. Vice President, Finance, Chief Financial Officer and Secretary, since his hiring in June 2007. Mr. Paci will continue to serve as the Company’s Chief Financial Officer and Secretary, but in connection with his promotion, will add responsibility for acquisitions and corporate legal. Prior to his employment with the Company in June 2007, Mr. Paci was employed with Blockbuster Inc. from 1999 to 2007, where he served as Executive Vice President, Strategic Planning & Business Development from 2006 to 2007 reporting directly to the CEO and advising on corporate strategic initiatives. Mr. Paci previously served in various roles with the Blockbuster finance organization ultimately leading to his role as Executive Vice President, Finance & Accounting, Strategic Planning & Development. A copy of the press release announcing Mr. Paci’s promotion is attached hereto as Exhibit 99.2.

Pursuant to the Separation Agreement, Mr. Sodini will continue to serve as President, Chief Executive Officer and Chairman of the Board until September 30, 2009 (the “Separation Date”), at which time he will resign from all positions with the Company. On the Separation Date, subject to Mr. Sodini’s compliance with certain restrictive covenants (described below) and the execution and non-revocation of a release of claims, Mr. Sodini will be entitled to receive the following:

•	payment of any accrued obligations due him on the Separation Date;
•	payment of his annual bonus for 2009 assuming performance targets are achieved;
•	payment for reasonable and customary relocation expenses;
•

a separation payment equal to 18 months of his current base salary, payable in equal monthly installments beginning in the month immediately following the Separation Date (such period, the “Severance Period”); and

•

unless or until Mr. Sodini obtains comparable group health insurance coverage from a subsequent employer, then, during the Severance Period: (i) to the extent Mr. Sodini elects COBRA continuation coverage with respect to the Company’s group health insurance plan, reimbursement for any amounts paid by him for COBRA premiums; and (ii) participation in a plan substantially similar to the Company’s Executive Medical Reimbursement Plan in which he currently participates.

On the Separation Date, options to purchase Company common stock held by Mr. Sodini will remain exercisable, and all shares of restricted common stock of the Company held by Mr. Sodini will vest in full, each in accordance with their terms.

Following the Separation Date, Mr. Sodini will be subject to restrictive covenants, including: (i) covenants not to compete and not to solicit or hire Company employees for a period of 18 months following the Separation Date, (ii) a covenant not to disparage the Company, its affiliates, and their respective employees, officers, directors, members, stockholders and partners during the Severance Period and at all times thereafter, and (iii) a covenant not to disclose confidential information during the Severance Period and at all times thereafter.

Mr. Sodini has also agreed to cooperate with the Company in any legal claims that relate to events that occurred during his employment, and during the Severance Period, to provide advice to the Company on any matters, and to cooperate with the Company with respect to any regulatory review, so long as such advice or review relates to events that occurred during his employment.

The description of the Separation Agreement contained herein is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Separation Agreement by and between Peter J. Sodini and the Company dated April 22, 2009 (represents a management contract or compensatory plan or arrangement)
99.1	Press Release dated April 23, 2009 announcing resignation of Peter J. Sodini
99.2	Press Release dated April 23, 2009 announcing promotion of Frank G. Paci

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.
By:	/s/ Frank G. Paci
Frank G. Paci
Executive Vice President of Business Operations,
Chief Financial Officer and Secretary

Date: April 24, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Separation Agreement by and between Peter J. Sodini and the Company dated April 22, 2009 (represents a management contract or compensatory plan or arrangement)
99.1	Press Release dated April 23, 2009 announcing resignation of Peter J. Sodini
99.2	Press Release dated April 23, 2009 announcing promotion of Frank G. Paci

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